TENDER OFFER FOR THE
ACQUISITION OF SHARES
Price (2)
US$ 0.408
Per share
Premium (3)
Deadline:
January 22   , 2009
TO PARTICIPATE CONTACT IMTRUST AT
www.opadys.cl or www.imtrust.cl
Mail: opadys@imtrust.cl
Phone : 600 450 1600 / ( 56 2 ) 450 1600
OR CONTACT YOUR BROKER OF CHOICE
34.78%
Address : Apoquindo 3721 piso 9, Las Condes
Distribución y Servicio
D&S S.A.
Exhibit 9
nd
(1) The offer is made by Inversiones  Australes Tres Limitada,  a subsidiary of Wal-Mart Stores, Inc.
(2) To be paid in dollars or, at the shareholder’s choice, in pesos according to the average exchange rate  of  the Dolar Observado  for the six business day period ending on the payment date
(3) According to the methodology described in Article 199 of the Ley de Mercado de Valores (Chilean Securities Act) and the Observado exchange rate as of December 22, 2008 of
635.88 pesos